Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

This exhibit includes a description of the material terms of CEN BIOTECH INC. (“we,” “our,” “us,” or the “Company”) governing documents as of the date of this filing and a summary of certain provisions of the CBCA and other Canadian law. The following description is intended as a summary only and is qualified in its entirety by reference to the complete text of our governing documents, which are attached as exhibits to this filing. We urge you to read the full text of those exhibits.

We are not a "reporting issuer" as such term is defined under applicable Canadian securities laws) in any province or territory of Canada and no prospectus has been filed with any Canadian securities regulator to qualify the distribution of any of our securities.  As a result, certain resale restrictions may apply to sales of our shares to residents of Canada.

Authorized Capital

The Company is authorized to issue an unlimited number of: (i) common stock (referred to as common shares under Canadian corporate law) and (ii) special voting stock (referred to as special voting shares under Canadian corporate law). As of April 14, 2022, we had 56,407,410 shares of common stock issued and outstanding and there were no shares of special voting stock outstanding.

Rights and Restrictions Attached to Common Stock

The holders of common stock and special voting stock are entitled to receive notice and to attend and vote at all meetings of the shareholders of the Company (except where holders of a specified class of shares are entitled to vote separately as a class under the CBCA). Each share of common stock confers the right to one vote and each share of special voting stock confers the right to 500 votes in person or by proxy at a meeting of the stockholders. The holders of common stock and the holders of special voting stock are entitled to such dividends as the directors of the Company may declare from time to time. The shares of common stock and special voting stock rank equally as to dividends on a share for share basis and all dividends declared and payable on the common stock or special voting stock are payable in equal or equivalent amounts per share on all common stock and special voting stock at the time outstanding without preference or distinction.

In the event of the liquidation, dissolution or winding-up of the Company, the holders of common stock and special voting stock shall be entitled to receive equally share for share, without preference or distinction, the remaining property of the Company.

There are no preemptive, redemption, purchase or conversion rights attaching to our shares. There are no sinking fund provisions applicable to our shares.

Shareholder Matters

As an issuer of "penny stock," the protection provided by the U.S. federal securities laws relating to forward looking statements does not apply to us as long as our shares continue to be penny stocks. Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

As a Canada corporation operating in the Province of Ontario, we are subject to the federal laws of Canada and the provincial laws of Ontario (“Canadian law"). As further discussed herein, certain provisions of Canadian law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Directors

Under the CBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; and (iii) comply with the CBCA, the regulations thereunder and the company’s governing documents. These statutory duties are in addition to any duties under applicable common law and equity.

The CBCA states that a director must disclose to us, in accordance with the provisions of the CBCA, the nature and extent of an interest that the director has in a material contract or material transaction, whether made or proposed, with us, if the director is a party to the contract or transaction, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or has a material interest in a party to the contract or transaction. A director who holds an interest in respect of any material contract or transaction into which we have entered or propose to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless the contract or transaction (a) relates primarily to the director’s remuneration as a director, officer, employee or agent of us or an affiliate, (b) is for indemnity or insurance otherwise permitted under the CBCA or (c) is with an affiliate. The CBCA provides that the remuneration of our directors, if any, may be determined by our directors subject to our articles and by-laws. That remuneration may be in addition to any salary or other remuneration paid to any of our employees who are also directors.

Stockholder Rights

Under the CBCA and our articles, certain fundamental changes, such as amendments to the articles, certain by-laws amendments, continuances to another jurisdiction, certain amalgamations, a lease, sale or transfer of all or substantially all of the property of a company other than in the ordinary course of business, voluntary liquidations and dissolutions, and certain arrangements are required to be approved by special resolution.

A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the stockholders who voted in respect of the resolution at a meeting duly called and held for that purpose; or (ii) signed by all stockholders entitled to vote on the resolution.

In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares. In specified extraordinary corporate actions, all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Amendments to By-laws

Under the CBCA, unless the articles or by-laws otherwise provide, the board of directors of a corporation may, by resolution, make, amend or repeal by-laws that regulate the business or affairs of a corporation provided that any such by-law, amendment or repeal of a by-law must be confirmed at the next meeting of stockholders by the affirmative vote of a majority of the stockholders entitled to vote thereat. Any by-law or amendment is effective when made by the board of directors but ceases to be effective if not confirmed by the stockholders. If a by-law, amendment or repeal is rejected by stockholders, or the directors of a corporation do not submit a by-law, an amendment or a repeal to the stockholders at the next meeting of stockholders, then such by-law, amendment or repeal will cease to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the stockholders.

Annual and Special Meetings

Under the CBCA, we must hold an annual general meeting of our stockholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting but no later than six months after the end of the preceding financial year. A meeting of our stockholders may be held anywhere in Canada, or provided that the stockholders agree, anywhere outside of Canada. The Company may also hold meetings entirely by means of telephonic, electronic or other communications facility that permits all participants to communicate adequately with each other during the meeting. Our directors may, at any time, call a special meeting of our stockholders. Stockholders holding not less than 5% of our issued voting shares may also cause our directors to call a stockholders’ meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to stockholders entitled to vote at that meeting and to each director not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice can be effectively longer.

Holders of our common stock are entitled to attend meetings of our stockholders. Our directors, our officers, our auditor, the scrutineer and any other persons invited by the chair of the meeting or with the consent of those at the meeting are entitled to attend any meeting of our stockholders.

Purpose

Our articles do not contain stated objects or purposes and do not place any limitations on the business in which we engage.

Access to Records

Under the CBCA, directors, stockholders, creditors and their representatives have the right to inspect certain of the records of a company during usual business hours of the company and take copies of extracts free of charge.

Exchange Controls

There is currently no law, governmental decree or regulation in Canada that restricts the export or import of capital, or which would affect the remittance of dividends, interest or other payments by us to non-resident holders of our common stock, other than withholding tax requirements. There are no limitations on the right of non–Canadian owners to hold or vote the common stock imposed by Canadian federal or provincial law or by the charter or other constituent documents of the Company, other than those imposed that may be imposed by the Investment Canada Act (Canada) and the Competition Act (Canada).

Foreign Ownership Limitations

There is no limitation imposed by Canadian law or by our articles of amendment on the right of a non-resident to hold or vote our shares, other than those imposed that may be imposed by the Investment Canada Act (Canada) and the Competition Act (Canada). These acts will generally not apply except where control or a significant interest of an existing Canadian business or company, which has Canadian assets or revenue over a certain threshold, is acquired and will not apply to trading generally of securities listed on a stock exchange.

Change of Control

Under the CBCA and our articles, certain fundamental changes, such as amendments to the articles, certain by-laws amendments, continuances to another jurisdiction, certain amalgamations, a lease, sale or transfer of all or substantially all of the property of a company other than in the ordinary course of business, voluntary liquidations and dissolutions, and certain arrangements are required to be approved by special resolution, as further discussed above.

Other than the foregoing, here are no provisions in the Company’s articles or bylaws that would have the effect of delaying, deferring or preventing a change in the control of the Company, or that would operate with respect to any proposed merger, acquisition or corporate restructuring of the Company. Additionally, the Company’s ability to issue unlimited numbers of common stock could be used to limit changes of control.

Transfer Agent

The Transfer Agent for our common stock is VStock Transfer and Trust Company, 18 Lafayette Place, Woodmere, New York 11598. Its telephone number is 212 828-8436.